Adherex Announces Corporate Update

Research Triangle Park, NC, August 15, 2013 - Adherex Technologies Inc. (TSX:AHX, OTC: ADHXF) announced today that David Lieberman has resigned from the Board of Directors. Rosty Raykov, CEO and a director of Adherex, will assume the role of Chairman of the Board of Directors. Robert Andrade has resigned as Chief Financial Officer and a director of the Company. Krysia Lynes, who has solid accounting background and has worked for Adherex since July 2010, will assume the role of Chief Financial Officer on an interim basis.

“I have appreciated the opportunity to serve on the board of Adherex during the past few years. However, for reasons unrelated to Adherex, I have decided to resign from my position as a member of the board of directors. I wish Rosty and his team only the best for the future” said David Lieberman. "My resignation is based solely on personal considerations. I wish Adherex success in improving the lives of cancer patients", said Robert Andrade.

“Mr. Andrade and Mr. Lieberman have been dedicated directors of our Company and we greatly appreciate their efforts and contributions. We continue to eagerly await final data from Children Oncology Group Phase III study with STS later in the quarter.” said Mr. Raykov.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144